Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The Board of Directors

Anadarko Petroleum Corporation:

We hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-3 dated September 8, 2006 of:

(a)	our review letter dated January 27, 2006, relating to our review of the procedures and methods used by Anadarko Petroleum Corporation and its subsidiaries (collectively “Anadarko”) in preparing its estimates of proved reserves and future revenue for certain oil and gas properties, as of December 31, 2005 originally filed as an exhibit to Anadarko’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 3, 2006;

(b)	our review letter dated January 19, 2006, relating to our review of the procedures and methods used by Kerr-McGee Corporation and its subsidiaries (collectively “Kerr-McGee”) in preparing its estimates of proved reserves and future revenue for certain oil and gas properties, as of December 31, 2005 originally filed as an exhibit to Kerr-McGee’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 15, 2006; and

(c)	our reserve reports setting forth the interests of Western Gas Resources, Inc. and its subsidiaries (collectively “Western”) relating to the estimated quantities of certain of Western’s proved reserves of oil and gas for the year’s 2005, 2004 and 2003 originally included in Western’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 14, 2006.

We further consent to references to our firm under the heading “Experts” in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons

Danny D. Simmons, P.E. Executive Vice President

Houston, Texas

September 6, 2006

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